Exhibit 5.1
GENERAC HOLDINGS INC.
S45 W29290 Hwy. 59
Waukesha, WI 53189

August 7, 2012

Generac Holdings Inc.
S45 W29290 Hwy. 59
Waukesha, Wisconsin 53189

Ladies and Gentlemen:

I am General Counsel and Vice President of Generac Holdings Inc., a Delaware corporation (the “Company”).  I refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the offer, issuance and sale by the Company of up to 2,500,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), which may be issued pursuant to the Generac Holdings Inc. Amended and Restated 2010 Equity Incentive Plan (the “Equity Incentive Plan”).

In connection with this opinion letter, I have examined originals or copies (certified or otherwise identified to my satisfaction) of (i) the Third Amended and Restated Certificate of Incorporation of the Company; (ii) the Amended and Restated Bylaws of the Company; (iii) the Equity Incentive Plan; (iv) the Registration Statement; (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, I have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, I am of the opinion that the Shares, when issued and delivered upon the receipt of consideration constituting lawful consideration under Delaware law in accordance with the Equity Incentive Plan, will be validly issued, fully paid and non-assessable.

This opinion letter is limited to the General Corporation Law of the State of Delaware and the Act.

I do not find it necessary for the purposes of this opinion letter to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the offer, issuance or sale of the Shares.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to any reference to me included in or made a part of the Registration Statement.  In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Act or the related rules and regulations promulgated by the Commission.

Very truly yours,

/s/ Rod Rogahn General Counsel and Vice President Generac Holdings Inc.